Exhibit-99.1

Eon Labs, Inc.

Christopher LoSardo

Phone 516-478-9712

www.eonlabs.com

Novartis AG to Acquire Eon Labs, Inc.

Eon Announces Preliminary Fourth Quarter 2004 Financial Results

LAKE SUCCESS, NY, February 21, 2005 — Eon Labs, Inc. (NASDAQ: ELAB) and Novartis AG (NYSE: NVS) announced today that they have signed a definitive merger agreement pursuant to which Novartis will acquire Eon Labs, one of the leading suppliers of generic pharmaceutical products in the U.S.

Pursuant to the terms of the merger agreement, a wholly-owned subsidiary of Novartis will commence a cash tender offer to acquire all outstanding publicly held shares of Eon common stock not held by Santo Holding (Deutschland) GmbH (Eon’s controlling stockholder) at a price of $31.00 per share in cash.  Novartis also announced that it has entered into an agreement with Santo to acquire all of the 60 million shares of Eon’s common stock held by Santo for €1.3 billion in cash (approximately $1.7 billion).  The tender offer for the public shares is not conditioned upon any minimum number of shares being tendered, but is contingent upon the contemporaneous (or immediately subsequent) purchase of Santo’s shares.  Following completion of the tender offer and the purchase of the shares of Eon’s common stock held by Santo, if more than a majority of the publicly held shares are purchased in the tender offer, Novartis will effect a merger to acquire all remaining shares at the offer price.

In conjunction with the purchase of Eon, Novartis also announced that it had entered into an agreement to purchase all of the outstanding shares of Hexal AG, one of the largest generic pharmaceutical companies in Germany, including shares held directly and indirectly by Thomas Strüngmann, Ph.D., the Chairman of the Board of Directors of Eon and an indirect significant shareholder of Santo, for an estimated €4.35 billion in cash.  Both Eon and Hexal will be merged with Novartis’ Sandoz unit, creating the world’s leading generics company based on global revenues.  The transactions, subject to the customary closing conditions, including U.S. and foreign regulatory approvals, are expected to close in the second half of 2005.  The combined company, which will operate under the Sandoz name, will have combined pro forma 2004 sales of approximately $5.1 billion, a portfolio consisting of more than 600 drugs and employ over 20,000 people worldwide.

“We are extremely excited about combining Eon Labs with Sandoz, and believe our business will gain significant advantages through the creation of a world leader in generics,” said Bernhard Hampl, Ph.D., Chief Executive Officer of Eon Labs.  “This transaction will deliver immediate and substantial value to Eon’s public stockholders.  The attractive premium reflects the success Eon has demonstrated in building its product portfolio and strengthening its market presence.  Eon

Labs has consistently been among the industry leaders in first-to-market product introductions of both niche and blockbuster generics, including products with technological and patent barriers. Over the past three years alone, the company has produced 15 first-to-market launches, and positioned Eon Labs as the market share leader for nearly half of the products in our product portfolio, which includes 67 molecules in 147 dosage strengths.  As part of Sandoz, our employees, customers, partners, and suppliers will benefit from the greater resources and opportunities afforded as part of a larger company.”

Following the consummation of the transactions, Dr. Hampl will serve as CEO of Sandoz U.S., Novartis’ generic pharmaceutical business based in the United States.

The Board of Directors of Eon and a Special Committee of independent members of Eon’s Board of Directors have determined that the terms of the tender offer and merger are fair to, and in the best interests of, Eon and its stockholders not affiliated with Santo, and have recommended that the public stockholders accept the offer.  The Special Committee has received an opinion from its financial advisor, Merrill Lynch & Co., Inc., to the effect that the consideration proposed to be paid to the public stockholders in the transaction is fair from a financial point of view to such stockholders.  Willkie Farr & Gallagher LLP acted as legal advisor to Eon and Simpson Thacher & Bartlett LLP acted as legal advisor to the Special Committee of the Board of Directors of Eon.

Preliminary Financial Results

Today Eon also announced preliminary financial results for the fourth quarter and year ended December 31, 2004.  Eon expects net income of $30.2 million for the fourth quarter ended December 31, 2004, compared to $19.2 million in the comparable quarter in 2003, an increase of 57.3%.  Diluted earnings per share is expected to be $0.33 for the fourth quarter ended December 31, 2004, compared to $0.21 for the comparable quarter in 2003, an increase of 57.1%.

Eon expects net income for the year ended December 31, 2004 to be $119.4 million, compared to $70.1million in the comparable period in 2003, an increase of 70.2%. For the year 2004, diluted earnings per share is expected to be a record $1.32 compared to $0.77 per share for the year 2003, an increase of 71.4%. The year ended December 31, 2004 included income of $0.09 per share from the receipt of a $10 million payment to settle all patent infringement litigation relating to Nabumetone and the receipt of a $3.0 million bond related to the settlement of all patent infringement litigation involving Bupropion HCl, ER 100mg and 150mg tablets. The year ended December 31, 2003 included income of $0.02 per share from the recovery of legal fees of $3.5 million related to patent infringement litigation involving Nabumetone.

Net sales were $110.0 million for the fourth quarter ended December 31, 2004, compared to $95.0 million in the comparable quarter in 2003, an increase of 15.8%.  Net sales were a record $431.0 million for the year ended December 31, 2004, compared to $329.5 million for the year 2003, an increase of 30.8%.

At December 31, 2004, Eon had  $195.8 million of cash and short-term investments and no outstanding debt.

As previously announced, Eon will release its complete fourth quarter and year ended December 31,2004 financial results on Tuesday, March 1, 2005, before the market opens.  Eon will hold a conference call and audio webcast to discuss results at 10 a.m. Eastern Time that day.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other company information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$109,990	$94,989	$430,959	$329,538
Cost of sales	53,458	44,605	190,602	154,387
Gross profit	56,532	50,384	240,357	175,151

Operating expenses:
Selling, general and administrative	9,860	12,545	46,043	37,296

Research and development	3,376	6,576	21,666	22,510

Total operating expenses	13,236	19,121	67,709	59,806

Operating income	43,296	31,263	172,648	115,345

Other income and (expense):
Interest income	911	410	2,461	1,411
Interest expense	—	—	—	(300)
Other income, net	—	80	13,046	228
Total other income, net	911	490	15,507	1,339

Income before provision for income taxes	44,207	31,753	188,155	116,684
Provision for income taxes	(14,050)	(12,576)	(68,804)	(46,549)
Net income	$30,157	$19,177	$119,351	$70,135

Net income per share data:
Basic	$0.34	$0.22	$1.34	$0.79
Diluted	$0.33	$0.21	$1.32	$0.77

Weighted average common shares outstanding:
Basic	88,825,360	88,589,338	88,772,514	88,479,942
Diluted	90,535,215	90,632,244	90,673,611	90,520,586

The earnings per share and common share data for the three and twelve months ended December 31, 2004 and 2003 reflect a 2-for-1 stock split effected in the form of a 100% stock dividend distributed in June 2004 to stockholders of record at the close of business on May 17, 2004.

Amortization of other intangibles of $940 for each of the quarters and $3,760 for the twelve months ended December 31, 2004 and 2003 previously included in selling, general and administrative expenses has been reclassified to cost of sales for all periods.